As filed with the Securities and Exchange Commission on November 28, 2022

Registration No. 333-268467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN COPPER AND GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1000	98-0496216
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 1200 – 1166 Alberni Street

Vancouver, British Columbia V6E 3Z3

Canada

(604) 684-9497

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Varun Prasad Chief Financial Officer Western Copper and Gold Corporation Suite 1200 – 1166 Alberni Street Vancouver, British Columbia V6E 3Z3 Canada (604) 684-9497	Jennifer Traub Cassels Brock & Blackwell LLP Suite 2200, HSBC Building 885 West Georgia Street Vancouver, British Columbia V6C 3E8 Canada (604) 691-6110

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3.

☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada, except the province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements is available.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Western Copper and Gold Corporation, at Suite 1200, 1166 Alberni Street, Vancouver, BC V6E 3Z3, Telephone (604) 684-9497 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 28, 2022

WESTERN COPPER AND GOLD CORPORATION

C$25,000,000

COMMON SHARES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

This short form base shelf prospectus (this “Prospectus”) relates to the offering for sale from time to time (each, an “Offering”), during the 25-month period that this Prospectus, including any amendments hereto, remains effective, of the securities of Western Copper and Gold Corporation (“Western” or the “Company”) listed above (the “Securities”) in one or more series or issuances, with a total offering price of such Securities, in the aggregate, of up to C$25,000,000 (or the equivalent thereof in other currencies). The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”). This Prospectus may qualify an “at-the-market” distribution as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”) of the Canadian Securities Administrators.

The Company is permitted, under a multijurisdictional disclosure system (“MJDS”) adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. The annual financial statements, which are incorporated by reference herein, are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and the interim financial statements, which are incorporated by reference herein, are prepared in accordance with IFRS, as applicable to the preparation of interim financial statements including International Accounting Standard 34 – Interim Financial Reporting (“IAS 34”). As a result, they may not be comparable to financial statements of United States companies. Annual financial statements which will be deemed to be incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IFRS and interim financial statements which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with IAS 34.

Prospective investors should be aware that the acquisition and disposition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective investors should read the tax discussion contained in any applicable Prospectus Supplement with respect to a particular Offering and consult their own tax advisor with respect to their own particular circumstances. See “Certain Canadian and United States Income Tax Consequences”.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY CANADIAN SECURITIES REGULATOR, NOR ANY STATE SECURITIES REGULATOR, HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available. Each Prospectus Supplement will be incorporated by reference in this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in any Securities. The Company may offer and sell Securities through underwriters or dealers, directly or through agents designated by the Company from time to time at amounts and prices and other terms determined by the Company. A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the Offering and will set forth the terms of the Offering, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the distribution. Unless otherwise specified in a Prospectus Supplement, in connection with any Offering, other than an “at-the-market” distribution, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter, agent or dealer of the “at-the-market” distribution, and no person or company acting jointly or in concert with an underwriter, agent or dealer, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under the “at-the-market” prospectus, including selling an aggregate number or principal amount of Securities that would result in the underwriter, agent or dealer creating an over-allocation position in the Securities. See “Plan of Distribution”. No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

- ii -

Investing in the Securities is speculative and involves certain risks. The risks outlined in this Prospectus and in the documents incorporated by reference herein and in the applicable Prospectus Supplement and the documents incorporated by reference therein should be carefully reviewed and considered by prospective investors. See “Risk Factors”.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated in Canada, most of the Company’s directors and officers are residents of Canada, some of the experts named in this Prospectus are not residents of the United States, and all or a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. See “Enforcement of Certain Civil Liabilities”.

Mr. Michael Vitton and Dr. William (Bill) Williams, each a director of the Company, Mr. Cameron Brown, Vice President, Engineering of the Company, and Daniel Roth, Michael G. Hester, John M. Marek, Laurie M. Tahija, Patrick W. Dugan, each a qualified person named in this Prospectus, reside outside of Canada. Mr. Michael Vitton, Dr. William (Bill) Williams and Mr. Cameron Brown have each appointed Cassels Brock & Blackwell LLP, Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8 for service of process. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process. See “Enforcement of Judgments Against Foreign Persons or Companies.”

The Company’s common shares (the “Common Shares”) are listed on the Toronto Stock Exchange (the “TSX”) and the NYSE American (the “NYSE American”) under the symbol “WRN”. Unless otherwise specified in the applicable Prospectus Supplement, there is no existing trading market through which the warrants (the “Warrants”), the subscription receipts (the “Subscription Receipts”) or the units (the “Units”) may be sold and purchasers may not be able to resell any of such Securities purchased under this Prospectus. This may affect the pricing of such Securities on the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

The Company’s head office is located at Suite 1200, 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3 and its registered office is located at Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8.

The Offering amount in this Prospectus is in Canadian dollars. References to “United States dollars” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars” or “C$”. See “Currency Presentation and Exchange Rate Information”.

- iii -

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Western”, the “Company”, “we”, “us” or “our” includes Western Copper and Gold Corporation and each of its material subsidiaries.

This Prospectus is part of a registration statement on Form F-10 that we have filed with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the Securities (the “Registration Statement”). Under the Registration Statement, we may, from time to time, offer any combination of the Securities in one or more Offerings of up to an aggregate principal amount of C$25,000,000 (or the equivalent thereof in other currencies). This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities under the Registration Statement or this Prospectus, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any applicable Prospectus Supplement. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the Securities.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement or the other information included in the Registration Statement of which this Prospectus forms a part. The Company has not authorized anyone to provide you with different or additional information and the Company does not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of this Prospectus, any applicable Prospectus Supplement or the respective dates of the documents incorporated by reference herein and therein, regardless of the time of delivery or of any sale of the Securities pursuant thereto. Our business, financial condition, results of operations and prospects may have changed since those dates. Information contained on the Company’s website should not be deemed to be a part of this Prospectus, any applicable Prospectus Supplement or incorporated by reference herein or therein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities. The Securities will not be distributed, directly or indirectly, in Canada or to residents of Canada in contravention of the securities laws of any province or territory of Canada.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company has filed the Registration Statement with the SEC. This Prospectus and the documents incorporated by reference herein, which form a part of the Registration Statement, do not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. Information omitted from this Prospectus but contained in the Registration Statement is available on EDGAR (as defined herein) under the Company’s profile at www.sec.gov. Reference is also made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

The Company is required to file with the various securities commissions or similar authorities in each of the applicable provinces and territories of Canada, annual and quarterly reports, material change reports and other information. The Company is also an SEC registrant subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file with, or furnish to, the SEC certain reports and other information. Under the multijurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared in accordance with the disclosure requirements of Canada, which differ from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts set forth in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, C$ or $ are to the currency of Canada. References to US dollars or US$ are to the currency of the United States.

The high, low and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Nine Months Ended September 30				Year Ended December 31
	2022		2021		2021		2020
High for period	C$	1.3726	C$	1.2856	C$	1.2942	C$	1.4496
Low for period	C$	1.2415	C$	1.2040	C$	1.2040	C$	1.2718
Rate at the end of period	C$	1.3707	C$	1.2741	C$	1.2678	C$	1.2732

On November 25, 2022, the Bank of Canada daily average rate of exchange was US$1.00 = C$1.3377 or C$1.00 = US$0.7476.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference in this Prospectus contain “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively referred to herein as “forward-looking statements”) concerning the Company’s business plans, including, but not limited to, anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its mineral properties, plans related to its business and other matters that may occur in the future.

Statements contained in this Prospectus and the documents incorporated by reference herein that are not historical facts are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the future price of metals; the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates; the timing and amount of any estimated future production, costs of production, and capital expenditures; project schedules; the Company’s proposed plan for its properties; recommended work programs; costs and timing of the development of new deposits; success of exploration and permitting activities; permitting timelines; currency fluctuations; requirements for additional capital; government regulation of mineral exploration or mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; limitations on insurance coverage; and the timing and possible outcome of potential litigation. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may” or “may not”, “could”, “would” or “would not”, “might” or “will be”, “occur” or “be achieved”. Such statements are included, among other places, in this Prospectus under the headings “Summary Description of Business”, “Mineral Property” and “Risk Factors” and in the documents incorporated by reference herein.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks involved in fluctuations in gold, copper and other commodity prices and currency exchange rates; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates, and estimated economic return; changes in project parameters as plans continue to be refined; risks related to the cooperation of government agencies and First Nations in the exploration and development of the Company’s property and the issuance of required permits; risks related to the need to obtain additional financing to develop the Company’s property and uncertainty as to the availability and terms of future financing; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals; risks related to the integration of acquisitions; risks related to operations; risks related to the 2022 Technical Report (as defined herein) and the possibility that future exploration and development will not be consistent with the Company’s expectations; risks related to joint venture operations; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this Prospectus.

Although the Company has attempted to identify important factors that could affect it and may cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward- looking statements may prove to be inaccurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events unless required by applicable securities law.

The material factors or assumptions used to develop forward-looking statements include prevailing and projected market prices and foreign exchange rates, exploitation and exploration estimates and results will not change in a materially adverse manner; continued availability of capital and financing on acceptable terms; availability of equipment and personnel for required operations, permitting and construction on a continual basis; the Company not experiencing unforeseen delays, unexpected geological or other effects, equipment failures, permitting delays, and general economic, market or business conditions will not change in a materially adverse manner and as more specifically disclosed throughout this document. Assumptions relating to the mineral resource and mineral reserve estimates in respect of the Casino Project (as defined herein) are discussed in the 2022 Technical Report. Forward-looking statements and other information contained herein concerning mineral exploration and our general expectations concerning mineral exploration are based on estimates prepared by us using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which we believe to be reasonable.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements and new risk factors may emerge from time to time. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors”. Readers should also carefully consider the matters discussed in the documents incorporated by reference in this Prospectus, including the Annual Information Form, the Annual MD&A and the Interim MD&A, as defined below. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company’s ability to control or predict.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE

AND RESOURCE ESTIMATES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of the securities laws in effect in Canada as of the respective dates thereof, which differ in certain material respects from the disclosure requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The definitions of these terms and other mining terms, such as “inferred mineral resource”, differ from the definitions of such terms, if any, for purposes of the disclosure requirements of the SEC. Accordingly, information contained and incorporated by reference in this Prospectus that describes the Company’s mineral deposits may not be comparable to similar information made public by issuers subject to the SEC’s reporting and disclosure requirements applicable to domestic United States issuers.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at Suite 1200, 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3, telephone: (604) 684-9497, and are also available electronically through the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com. Documents filed with, or furnished to, the SEC are available through the SEC’s Electronic Data Gathering and Retrieval System (“EDGAR”) at www.sec.gov. The filings of the Company through SEDAR and through EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Company with the securities commissions or similar authorities in each of the provinces and territories of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)

the annual information form of the Company (the “Annual Information Form”) for the year ended December 31, 2021, dated March 24, 2022, excluding the technical report entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Preliminary Economic Assessment, Yukon, Canada” dated effective June 22, 2021 and issued on August 2, 2021;

(b)	the management information circular of the Company dated as of May 6, 2022 prepared in connection with the Company’s annual general meeting of shareholders held on June 27, 2022;

(c)

the audited consolidated financial statements of the Company as at and for the years ended December 31, 2021 and 2020 (the “Annual Financial Statements”), together with the notes thereto and the auditor’s report thereon;

(d)	the management’s discussion and analysis of the Company for the year ended December 31, 2021 (the “Annual MD&A”);

(e)	the unaudited condensed interim consolidated financial statements of the Company as at and for the three and nine months ended September 30, 2022, together with the notes thereto;

(f)	the management’s discussion and analysis of the Company for the three and nine months ended September 30, 2022 (the “Interim MD&A”); and

(g)

the technical report with an effective date of June 13, 2022 and an issue date of August 8, 2022 entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Feasibility Study, Yukon, Canada” prepared by Daniel Roth, P.E., P.Eng., Michael G. Hester, FAusIMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E., and Scott Weston, P.Geo. (the “2022 Technical Report”).

Any document of the type referred to item 11.1 of Form 44-101F1 Short Form Prospectus under National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Company with any securities commissions or similar regulatory authorities in Canada after the date of this Prospectus and all Prospectus Supplements disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada during the period that this Prospectus is effective shall be deemed to be incorporated by reference in this Prospectus. These documents are available on SEDAR, which can be accessed at www.sedar.com.

In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any annual report on Form 40-F or Form 20-F (or any respective successor form) filed with the SEC subsequent to the date of this Prospectus, such document shall be deemed to be incorporated by reference as an exhibit to the Registration Statement. In addition, any other report on Form 6-K and the exhibits thereto filed or furnished by the Company with the SEC under the Exchange Act from the date of this Prospectus may be incorporated by reference as exhibits to the Registration Statement, but only if and to the extent expressly so provided in any such report. The Company’s reports on Form 6-K and annual reports on Form 40-F are available on EDGAR at www.sec.gov.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

When the Company files a new annual information form, audited consolidated financial statements and related MD&A and, where required, they are accepted by the applicable securities regulatory authorities during the time that this Prospectus is valid, the previous annual information form, the previous audited consolidated financial statements and related MD&A and all unaudited condensed interim consolidated financial statements and related MD&A for such periods, all material change reports and any business acquisition report filed prior to the commencement of the Company’s financial year in which the new annual information form is filed will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new unaudited condensed interim consolidated financial statements and related MD&A being filed by the Company with the applicable securities regulatory authorities during the term of this Prospectus, all unaudited condensed interim consolidated financial statements and related MD&A filed prior to the filing of the new unaudited condensed interim consolidated financial statements shall be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a management information circular in connection with an annual meeting being filed by us with the appropriate securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual meeting (unless such management information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

A Prospectus Supplement containing the specific terms of any Offering will be delivered to purchasers of Securities together with this Prospectus, except in cases where an exemption from such delivery requirements is available, and will be deemed to be incorporated by reference in this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the Offering to which that Prospectus Supplement pertains.

SUMMARY DESCRIPTION OF BUSINESS

The Company is focused on advancing the Casino mineral property (“Casino” or the “Casino Project”) towards production. The Casino Project hosts one of the largest undeveloped copper-gold deposits in Canada. The Casino Project is primarily a copper and gold project located in the Whitehouse Mining District in west central Yukon, in the northwest trending Dawson Range mountains, 300 kilometres northwest of the territorial capital of Whitehorse. The Casino Project is located on Crown land administered by the Yukon government and within the Selkirk First Nation traditional territory.

The Company does not have any producing properties and consequently has no current operating income or cash flow. The Company is an exploration stage company and has not generated any revenues to date. Commercially viable mineral deposits may not exist on any of the Company’s properties.

The documents incorporated by reference herein, including the Annual Information Form, contain further details regarding the business of the Company. See “Documents Incorporated by Reference”.

MINERAL PROPERTY

The Company’s only material mineral property is the Casino Project. More details regarding the Casino Project are detailed in the 2022 Technical Report. Attached as Schedule “A” to this Prospectus is a reproduction of the summary contained in the 2022 Technical Report. As stated above under the heading “Documents Incorporated by Reference”, the entire 2022 Technical Report is incorporated by reference in this Prospectus.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Company on a consolidated basis since September 30, 2022, the date of the Company’s financial statements most recently filed in accordance with NI 51-102. Since September 30, 2022, the number of outstanding securities of the Company have not changed.

RISK FACTORS

An investment in any securities of the Company is speculative and involves a high degree of risk due to the nature of The Company’s business and the present stage of development of its mineral properties. Before deciding to invest in securities of the Company, investors should carefully consider all of the information contained in, and incorporated or deemed to be incorporated by reference in, this Prospectus and any applicable Prospectus Supplement. See the “Risk Factors” sections in the Annual Information Form and in any applicable Prospectus Supplement. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the Company currently expects to use the net proceeds from the sale of securities offered by the Company hereby to fund potential future acquisitions and capital expenditures and/or for other general corporate purposes. Any allocation of the net proceeds of an offering to a specific purpose will be determined at the time of the offering and will be described in the relevant Prospectus Supplement, including reasonable detail of the principal purposes of the proposed use of net proceeds in accordance with the requirements of Section 4.2 of Form 44-101F1, as well as the business objectives expected to be accomplished using the net proceeds of such offering and each significant event that must occur to accomplish such business objectives, including the cost thereof, in accordance with Section 4.7 of Form 44-101F1. The Company may, from time to time, issue securities (including equity and debt securities) other than pursuant to this Prospectus or any applicable Prospectus Supplement.

The Company has incurred negative cash flow from operating activities for its financial year ended December 31, 2021 and the three and nine months ended September 30, 2022. Accordingly, the majority or all of the net proceeds of any offering of securities under a Prospectus Supplement will be used to fund the proposed expenditures set out above or in the applicable Prospectus Supplement as well as other general working capital and administrative expenses which may cause the Company to continue to experience negative cash flow from its operating activities. See “Risk Factors”.

PLAN OF DISTRIBUTION

The Company may from time to time, during the 25-month period that this Prospectus remains effective, offer for sale and issue Securities with a total offering price of such Securities, in the aggregate, of up to C$25,000,000 (or the equivalent thereof in other currencies).

The Company may sell the Securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the Offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Securities offered thereby.

The Securities may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be “at-the-market” distributions as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the TSX, the NYSE American or other existing markets for the Securities. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the Securities purchased pursuant thereto. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with any Offering at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with such Securities offered by that Prospectus Supplement.

In connection with any Offering, other than an “at-the-market” distribution, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

In connection with the sale of Securities, underwriters, dealers and agents may receive compensation from the Company or from purchasers of the Securities from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company’s general funds. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each class or series of Securities, other than the Common Shares, will be a new issue of Securities with no established trading market. Subject to applicable laws, any underwriter may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such Securities. Unless otherwise specified in the applicable Prospectus Supplement, we do not intend to list any of the Securities other than the Common Shares on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants, the Subscription Receipts or the Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

The Company may offer Common Shares, Warrants, Subscription Receipts or Units comprising any combination of Common Shares, Warrants or Subscription receipts, with a total value of up to C$25,000,000 (or the equivalent thereof in other currencies) from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of the Offering. This Prospectus provides you with a general description of the Securities. Each time the Company offers Securities, it will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities. A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

Common Shares

The authorized capital of the Company consists of an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value. As of November 25, 2022, the Company had 151,597,489 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Company, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the board of directors of the Company at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Company are entitled to receive on a pro rata basis the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Warrants

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate warrant indenture (each, a “Warrant Indenture”) to be entered into between the Company and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the terms and conditions of the Warrants being offered. The warrant agent will act solely as the Company’s agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement. If applicable, the Company will file with the SEC as exhibits to the Registration Statement, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Warrant Indenture before the issuance of such Warrants. In Canada, the Company will file on SEDAR a copy of any Warrant Indenture after the Company has entered into it.

The following description sets forth certain general terms and provisions of Warrants and is not intended to be complete. The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture and the Prospectus Supplement describing such Warrant Indenture. The Company urges you to read the applicable Prospectus Supplement related to the particular Warrants that the Company sells under this Prospectus, as well as the complete Warrant Indenture.

The Prospectus Supplement and the Warrant Indenture for any Warrants the Company offers will describe the specific terms of the Warrants. All such terms will comply with the requirements of the TSX and the NYSE American relating to warrants. This description will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the designation and terms of the Common Shares purchasable upon exercise of the Warrants;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•

the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each security;

•	the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Common Shares issuable upon exercise of the Warrants.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

Subscription Receipts

The Company may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or a combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If applicable, the Company will file with the SEC as exhibits to the Registration Statement, or will incorporate by reference from a Report of Foreign Private Issuer on Form 6-K that the Company files with the SEC, any Subscription Receipt Agreement before the issuance of such Subscription Receipts. In Canada, the Company will file on SEDAR a copy of any Subscription Receipt Agreement after the Company has entered into it.

The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Company urges you to read the applicable Prospectus Supplement related to the particular Subscription Receipts that the Company sells under this Prospectus, as well as the complete Subscription Receipt Agreement.

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Company offers will describe the specific terms of the Subscription Receipts. All such terms will comply with the requirements of the TSX and the NYSE American relating to subscription receipts. This description will include, where applicable:

•	the designation and aggregate number of Subscription Receipts offered;

•	the price at which the Subscription Receipts will be offered;

•	the currency or currencies in which the Subscription Receipts will be offered;

•

the designation, number and terms of the Common Shares, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

•	the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants or a combination thereof;

•	the procedures for the issuance and delivery of Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

•

whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on Common Shares by the Company to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement);

•

the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

•	the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions;

•

if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

•

procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

•

any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market, by private agreement or otherwise;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

•	the identity of the Escrow Agent;

•	whether the Subscription Receipts will be listed on any exchange;

•	material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

•	any other material terms or conditions of the Subscription Receipts.

The holders of Subscription Receipts will not be shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Subscription Receipts.

Units

The Company may issue Units comprised of one or more of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security.

The Prospectus Supplement for any Units the Company offers will describe the specific terms of the Units. All such terms will comply with the requirements of the TSX and the NYSE American relating to units. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units will be offered;

•	the designation and terms of the Units and the applicable Securities included in the Units;

•	the description of the terms of any agreement governing the Units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the Units;

•	the date, if any, on and after which the Units may be transferable separately;

•	whether the Company has applied to list the Units on a stock exchange;

•	material United States and Canadian federal tax consequences of owning the Units;

•	how, for federal income tax purposes, the purchase price paid for the Units is to be allocated among the component Securities; and

•	any other material terms or conditions of the Units.

The Company reserves the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

PRIOR SALES

Information with respect to Common Shares, and securities that are convertible or exchangeable into Common Shares, issued by the Company within the previous 12-month period, will be provided as required in a Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and the NYSE American under the symbol “WRN”. Information with respect to trading price and volume of the Common Shares during the previous 12-month period will be provided as required in a Prospectus Supplement.

CERTAIN CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The applicable Prospectus Supplement will include a general summary of certain Canadian federal income tax consequences which may be applicable to a purchaser of securities offered thereunder. The applicable Prospectus Supplement may also describe certain United States federal income tax consequences which may be applicable to a purchaser of securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code). Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Cassels Brock & Blackwell LLP, with respect to Canadian legal matters, and by Dorsey  & Whitney LLP, with respect to United States legal matters.

INTEREST OF EXPERTS

The information of a scientific or technical nature regarding the Casino Project included or incorporated by reference in this Prospectus is based on the 2022 Technical Report prepared by Daniel Roth, P.E., P.Eng., Michael G. Hester, FAusIMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E., and Scott Weston, P.Geo.; each of whom is a qualified person pursuant to NI 43-101. To the best of the Company’s knowledge, none of these qualified persons, held at the time of preparing the report, received after preparing the report, or will receive any registered or beneficial interests, direct or indirect, in any securities or other property of the Company or of one of the Company’s associates or affiliates in connection with the preparation or certification of the report prepared by such person. None of these qualified persons is or is expected to be elected, appointed or employed as a director, officer or employee of the Company or any associate or affiliate of the Company.

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have prepared an independent auditor’s report dated March 24, 2022, in respect of the Company’s consolidated financial statements as at December 31, 2021 and 2020 and for the years then ended. PricewaterhouseCoopers LLP has advised that they are independent of the Company in accordance with the Chartered Professional Accountants of British Columbia Code of Professional Conduct and the rules of the Public Company Accounting Oversight Board.

The partners and associates of Cassels Brock & Blackwell LLP, as a group, hold beneficially, directly or indirectly, less than 1% of any class of the Company’s securities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement: (1) the documents listed under the heading “Documents Incorporated by Reference”; (2) the consent of PricewaterhouseCoopers LLP with respect to their independent registered public accounting firm’s report on the Annual Financial Statements; (3) the consent of the “qualified persons” referred to in this Prospectus under “Interest of Experts”; (4) the consent of Canadian counsel, Cassels Brock & Blackwell LLP; and (5) powers of attorney from the Company’s directors and officers (included on the signature page to the Registration Statement). A copy of any underwriting agreement, warrant indenture, subscription receipt agreement or similar agreement that is required to be filed, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Most of the Company’s directors and officers, and most of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process within the United States upon those directors and officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of such directors or officers under United States federal securities laws or the securities or “blue sky” laws of any state within the United States.

The Company has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws or any such state securities or “blue sky” laws.

The Company has filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company has appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court, arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

PURCHASERS’ CONTRACTUAL RIGHTS OF WITHDRAWAL AND RESCISSION

Original purchasers of Warrants (if offered separately) and Subscription Receipts will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Warrants and Subscription Receipts, as the case may be. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrants or the Subscription Receipts, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

SCHEDULE “A”

SUMMARY FROM 2022 TECHNICAL REPORT

The following is a reproduction of the summary contained in the 2022 Technical Report. The entire 2022 Technical Report is incorporated by reference in this Prospectus.

1	SUMMARY

This Report was prepared for Casino Mining Corporation (CMC), a wholly owned subsidiary of Western Copper and Gold Corporation (Western) as well as for Western itself by M3 Engineering & Technology Corporation (M3) in association with Independent Mining Consultants (IMC), Knight Piésold Ltd. (KP), Aurora Geosciences, and Hemmera.

The purpose of this report is to provide a feasibility study on the Casino Property. This report conforms to the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) National Instrument (NI) 43-101, Standards of Disclosure for Mineral Projects.

1.1	KEY DATA

The key details about this project are as follows:

1.

Casino is primarily a copper and gold project that is expected to process 120,000 dry tonnes of ore per day (t/d) or 43.8 million dry tonnes per year (t/y). Metals to be recovered are copper (Cu), gold (Au), molybdenum (Mo), and silver (Ag).

2.	Based on the economic analysis, the Property will produce the following over the life of the mine from the concentrator and heap leach facility:

a.	Gold – 6.95 million ounces
b.	Silver – 36.09 million ounces
c.	Copper – 4.27 billion pounds
d.	Molybdenum – 346 million pounds

3.

The process will include a conventional single-line SAG mill circuit (Semi-Autogenous Ball Mill Crusher, or SABC) followed by conventional flotation to produce concentrate for sale. In addition to the concentrator, there will be a separate carbon-in-column facility to recover precious metals from heap leached oxide ore. Gold and silver bullion (doré) produced will be shipped by truck to metal refineries.

4.	The Property will require the construction of a power plant and will generate its own electrical power using LNG to fuel the generator drivers.

5.

The Property has several routes of access, including by the Yukon River, by aircraft, winter roads, and existing trails. A network of paved highways provides access to the region from the Port of Skagway, Whitehorse, and northern British Columbia. Paved roads to the Property currently exist up to Carmacks. A new, all weather, gravel road will be constructed by the project to connect Casino to Carmacks via the existing Freegold Road. The new access road will, in general, follow the existing Casino Trail that will be upgraded to support trucking from Carmacks to Casino.

6.	Fresh water will be sourced from the Yukon River.

1.2	PROPERTY DESCRIPTION AND OWNERSHIP

The Casino porphyry copper-gold-molybdenum deposit is located at latitude 62° 44’N and longitude 138° 50’W (NTS map sheet 115J/10), in west central Yukon, in the northwest trending Dawson Range mountains, 300 km northwest of the territorial capital of Whitehorse.

To the west, Newmont is developing the Coffee Project. To the north and to the west, White Gold Corp. has a large number of claims and is actively exploring them. Approximately 100 km to the east, Minto Metals Corp. operates the Minto Mine, which produces copper concentrate.

The project is located on Crown land administered by the Yukon Government and is primarily within the Selkirk First Nation traditional territory. The Tr’ondek Hwechin traditional territory lies to the north and the proposed access road crosses into Little Salmon Carmacks First Nation traditional territory to the south. The White River First Nation and Kluane First Nation are also potentially impacted by the project. The Casino Property lies within the Whitehorse Mining District and consists of 1,136 full and partial Quartz Claims and 55 Placer Claims acquired in accordance with the Yukon Quartz Mining Act. The total area covered by Casino Quartz Claims is 21,276.61 ha. The total area covered by Casino Placer Claims is 490.32 ha. Casino Mining Corp. (CMC) is the registered owner of all claims, although certain portions of the Casino property remain subject to royalty agreements. The claims covering the Casino property are discussed further in Section 4 of this document.

Figure 1-1, at the end of this section, shows the site’s location in Yukon Territory as well as other points of interest relevant to this Report.

1.3	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Casino Mine is located in Central Yukon, roughly 150 km northwest of Carmacks, at approximately N62° 44’ 25”, W138° 49’ 32”. Current site access is by small aircraft using the existing 760 m airstrip, by winter road and from the Yukon River.

Either road or barge service will provide early access for construction equipment, camp construction and initial equipment. A barge landing area at Britannia Creek and the Yukon River is currently in service.

The project plan includes a new airstrip. The project also plans a new 132 km year-round access road from the end of the Freegold Road, presently extending 70 km northwest of the village of Carmacks.

The climate at the Casino Project area can generally be described as continental and cold. Winters are long, cold, and dry, with snow generally on the ground from late September through mid-May. Summers are short, mild, and wet, with the greatest monthly precipitation falling in July. Average daytime temperature in winter reaches a maximum of -13 degrees Celsius in January, dropping to -22 degrees Celsius overnight. On average, the daytime temperatures in July reach a maximum of 20 degrees Celsius, with overnight lows of 7.7 degrees Celsius. The mean annual precipitation for the Casino Project area is estimated to be 500 mm, with 65% falling as rain and 35% falling as snow.

1.4	HISTORY

The first documented work in the present Casino Property area comprised the working of placer claims on Canadian Creek, recorded in 1911 by J. Britton and C. Brown. A study by D.D. Cairnes, of the Geological Survey of Canada (GSC) in 1917, recognized huebnerite (MnWO4) in the heavy-mineral concentrates, and also that gold and tungsten mineralization was derived from an intrusive complex on Patton Hill. The total placer gold production is unknown, although from 1980-1985 placer mining yielded 1,615 troy ounces of gold (Au).

The first recorded bedrock mineral discovery occurred in 1936 when J. Meloy and A. Brown located silver-lead-zinc (Ag-Pb-Zn) veins approximately 3 km south of the Canadian Creek placer workings. Over the next several years the Bomber and Helicopter vein systems were explored by hand trenches and pits. In 1943, the Helicopter claims were staked followed by staking of the Bomber and Airport claims in 1947.

Lead-silver mineralization was the focus of exploration on the property until 1968. Noranda optioned the property in 1948 and Rio Tinto re-optioned the property in 1963. During this time trenching, mapping, and sampling were conducted.

L. Proctor purchased the claims in 1963 and formed Casino Silver Mines Limited to develop the silver-rich veins. The veins were explored and developed intermittently by underground and surface workings from 1965 to 1980. In total, 372.5 tonnes of argentiferous galena, assaying 3,689 grams/tonne (g/t) Ag, 17.1 g/t Au, 48.3% Pb, 5% Zn, 1.5% Cu, and 0.02% bismuth (Bi), were shipped to the Trail, British Columbia smelter.

Based on the recognition of porphyry copper potential, the Brynelsen Group acquired Casino Silver Mines Limited and, from 1968 to 1973, exploration for a porphyry target was directed jointly by Brameda, Quintana, and Teck Corporation. Exploration included extensive soil sampling and geophysical surveys and trenching programs, eventually leading to the discovery of the Casino deposit in 1969. From 1969 to 1973, various parties, including Brameda Resources, Quintana Minerals and Teck Corporation, completed diamond drilling programs on the property.

Archer, Cathro & Associates (1981) Ltd. (Archer Cathro) optioned the property in 1991 and assigned the option to Big Creek Resources Ltd. In 1992, a program consisting of 21 HQ holes totaling 4,729 m systematically assessed the gold potential in the core of the deposit for the first time. In 1992, Pacific Sentinel Gold Corp. (PSG) acquired the property and commenced a major exploration program. The 1993 program included surface mapping and 50,316 m of HQ and NQ-sized drilling in 127 holes. All but one of the 1992 drill holes were deepened in 1993. PSG drilled an additional 108 diamond drill holes totalling 18,085 metres in 1994, completing the delineation drilling commenced in 1993. PSG also performed metallurgical, geotechnical, and environmental work which was used in a scoping study in 1995. This study envisioned a large-scale open pit mine and a conventional flotation concentrator that would produce a copper- gold concentrate for sale to Pacific Rim smelters.

First Trimark Resources and CRS Copper Resources subsequently obtained the property and, using the Pacific Sentinel Gold data, published a Qualifying Report in 2003 to bring the resource estimate into compliance with National Instrument 43-101 requirements. The two firms combined to form Lumina Copper Corporation in 2004 and issued an update of the Qualifying Report later that year.

In November 2006, Western Copper Corporation acquired Lumina Copper Corporation and the Casino Deposit. In the fall of 2011, Western Copper Corporation spun out all other assets except the Casino Deposit and changed its name to Western Copper and Gold Corporation (Western). Western also created a wholly owned subsidiary, the “Casino Mining Corporation” (CMC).

In 2007, Western conducted an evaluation of the Bomber Vein System and the southern slope of Patton Hill by VLF- EM and Horizontal Loop EM geophysical surveying and soil geochemistry. Environmental baseline studies were also initiated in 2007. In 2008, Western reclaimed the old camp site and constructed a new exploration camp next to the Casino airstrip. Western drilled a camp water well and two exploration holes totaling 1,163 m, to obtain fresh core samples for metallurgical and waste characterization tests. Both exploration holes twinned PSG holes to confirm historical Cu, Mo, and Au grades. Later that year, M3 Engineering produced a pre-feasibility study for Western.

In 2009, Western completed 22.5 km of Direct Current Resistivity and Induced Polarization (DC/IP) surveying and Magnetotelluric Tensor Resistivity (MT) surveying using the “Titan” system of Quantec Geosciences Ltd. The company also drilled 10,943 m in 37 diamond drill holes, of which 27 were infill holes along the north slope of Patton Hill designed to convert inferred resource and non-defined material to the measured and indicated categories. Drilling identified supergene Cu-Mo mineralization in this area. The remaining 10 holes, totaling 4,327 m, were drilled to test geophysical targets.

In 2010, infill and delineation drilling continued, with most of the drilling done to the north and west of the deposit. Drilling also defined hypogene mineralization at the southern end of the deposit. The company also drilled a series of geotechnical holes at the proposed tailings embankment area and within the pit, and several holes for hydrogeological studies. The geotechnical drilling continued in 2011 (41 holes, 3,163 m) and 2012 (6 holes, 228 m). This work culminated in the publishing of a pre-feasibility study in 2011 and a feasibility study in 2013.

In 2019, Western carried out a program of infill drilling, comprising 13,590 m in 72 holes. This program was designed to upgrade mineralization in the inferred resource category located along the margin of the deposit to the indicated category.

In 2020, CMC completed a diamond drilling program comprising 12,007.54 m in 49 holes, targeting three main areas: the Gold, Northern Porphyry and Casino West zones. Drilling at the Gold Zone was designed to test for higher grade mineralization along the south and west boundaries of the deposit. Northern Porphyry zone drilling targeted potential northern extensions of the deposit. Drilling at the Casino West zone was designed to test for continuation of the deposit along the south flank of Canadian Creek.

In 2021, CMC completed a diamond drilling program comprising 6,074.97 m in 22 holes. Of these, 16, comprising 5 resource confirmation holes, 3 metallurgical testing holes, and 8 for geotechnical analysis were drilled within the Casino resource boundaries. An additional six exploration holes were drilled outside of the deposit resource area, and seven short geotechnical holes were drilled in the proposed heap leach, tailings management facility and processing facility areas.

In July 2021 Western completed a Preliminary Economic Assessment (PEA) report, incorporating data from drilling from 1992 through 2019. The PEA recommended advancement to a Feasibility Study to determine mineral reserves for the deposit.

In mid-2019, Western acquired the Canadian Creek property, adjacent to the west of the Casino property, from Cariboo Rose Resources Ltd., leading to the issuance of a new Mineral Resource Statement in late 2020. Exploration on the Canadian Creek property dates from 1992 when Archer Cathro staked the Ana Claims. In 1993, Eastfield Resources Ltd. acquired these claims, expanded the Ana Claim block, and explored the expanded property by soil geochemical sampling, trenching, and drilling, (Johnston, 2018). This work was directed towards exploration for additional porphyry deposits. The 1993 program was followed by extensive field programs in 1996, 1997 and 1999, comprising Induced Polarization (IP) surveying, road construction, and trenching on the Ana, Koffee, Maya and Ice claims. In 2000, Eastfield on the Ana undertook another drill campaign, Koffee Bowl, and the newly acquired Casino “B” claims immediately east of the Casino deposit. The Casino “B” holes confirmed the presence of auriferous mineralization discovered in 1994 by PSG. Modest exploration programs were conducted in 2003, 2004, and 2005, mostly over the Casino “B” area. In 2007, a five-hole core drill program at Casino “B” targeted gold and copper soil anomalies and ground magnetic “high” features.

In 2009, following discovery of gold on Underworld Resources’ nearby White Gold property, a major exploration program at Canadian Creek targeted gold potential outside of previous areas of porphyry copper exploration. Soil surveying revealed areas returning > 15 ppb Au, associated with anomalous As, Bi, and Sb (antimony) values, extending more than four kilometers ENE from the Casino deposit. The IP surveys showed numerous strong chargeability highs, many coinciding with the gold-in-soil anomalies, which were subsequently tested with 10 core holes. The holes intersected clay-altered structures with sheeted pyrite veins, and narrow, structurally controlled clay- altered structures with pyrite and quartz-carbonate veins. With few exceptions gold grades were < 1 gpt, and widths were less than 3 m.

In 2011, additional soil sampling and ground geophysical surveying and trenching were completed. The soil sampling completed coverage of the entire Canadian Creek property, whereas a limited-extent IP survey identified two zones of > 20 mv/V of chargeability. The trenching program identified several areas with anomalous gold values, including 2,890 ppb and 4,400 ppb Au.

In 2016, Cariboo Rose, which had by then acquired the property from Eastfield, completed a modest program of trenching, prospecting, and in-fill soil sampling. Trenching work at the Ana portion of the Canadian Creek property returned locally anomalous Au, widely spread anomalous As, Bi and Sb, and locally high Ag values, generally confined to narrow structures.

Cariboo Rose’s 2017 exploration program comprised surface work at the Kana and Malt West gold targets and a reverse circulation (RC) drill program that tested a variety of gold targets across the property. A total of 2,151.27 m of RC drilling in 24 holes was completed. This work confirmed gold and silver mineralization to be limited to structures less than 3 m wide, rarely traceable over more than 100 m.

1.5	GEOLOGICAL SETTING AND MINERALIZATION

The geological setting of the Casino deposit is typical of many porphyry copper deposits. The deposit is centered on an Upper Cretaceous-age (72-74 Ma), east-west elongated porphyry stock called the Patton Porphyry, which intrudes mid-Cretaceous granitoids of the Dawson Range Batholith and Paleozoic schists and gneisses of the Wolverine Creek suite of the Yukon Tanana Terrane (YTT). Intrusion of the Patton Porphyry caused brecciation of both the earlier intrusive rocks and surrounding country rocks along the northern, southern, and eastern contacts of the stock. Brecciation is best developed in the eastern end of the stock where the brecciated zone is up to 400 m wide in plan view. To the west, along the north and south contacts, the breccias narrow gradually to less than 100 m. The overall dimensions of the intrusive complex are approximately 1.8 by 1.0 km.

The main body of the Patton Porphyry is a relatively small, mineralized stock measuring approximately 300 m by 800 m, surrounded by a potassically-altered intrusion breccia in contact with rocks of the Dawson Range Batholith. Elsewhere, the Patton Porphyry forms discontinuous dykes ranging from less than one to tens of metres in width, cutting both the Patton Porphyry Plug and the Dawson Range Batholith. The overall composition of the Patton Porphyry is rhyodacite, with phenocrysts of a dacitic composition within a quartz latite matrix. The porphyry commonly includes abundant distinct phenocrysts of plagioclase and lesser phenocrysts of biotite, hornblende, quartz, and opaque minerals.

The Intrusion Breccia comprises granodiorite, diorite, and fragments of Paleozoic meta-igneous and metasedimentary rocks, in a fine-grained Patton Porphyry matrix. It may have formed along the margins, in part by the stoping of blocks of wall rock. An abundance of Dawson Range granitoid inclusions occurs prominently at the southern contact of the main plug, whereas abundances of Wolverine Creek metamorphic rocks increase along the northern contact, and bleached diorite fragment abundance increases along the eastern contact of the main plug. Strong potassic and phyllic alteration locally destroys primary textures.

Primary copper, gold and molybdenum mineralization was deposited from hydrothermal fluids that exploited the contact breccias and fractured wall rocks. Higher grades occur in the breccias and gradually decrease outbound from the contact zone, both towards the centre of the stock and outward into the granitoids and schists. Several metallogenic settings were identified as follows:

•

Leached Cap Mineralization (CAP) – This oxidized gold-bearing zone is copper-depleted due to weathering processes and has a lower specific gravity relative to the underlying zones. Weathering has resulted in significant clay alteration, and is most intense at surface, decreasing with depth.

•

Supergene Oxide Mineralization (SOX) – This zone is enriched in copper oxide and hydrous copper carbonate minerals, with trace molybdenite. It generally occurs as a thin layer above the supergene sulphide zone. Where present, the supergene oxide zone averages 10 m in thickness, and may contain chalcanthite, malachite and brocanthite with minor azurite, tenorite, cuprite, and neotocite.

•

Supergene Sulphide Mineralization (SUS) – Supergene copper mineralization occurs in a zone of sulphide mineral enrichment derived from leaching of copper-bearing mineralization from the overlying Leached Cap. The zone, located below the leached cap and above the hypogene zone, extends to 200 m of depth, with an average thickness of 60 m. Grades of the supergene sulphide zone vary widely, but are highest in fractured and highly pyritic zones, due to their ability to promote chalcocite precipitation. Copper grades in the Supergene Sulphide zone are almost double those in the Hypogene.

•

Hypogene Mineralization (HYP) – Hypogene mineralization occurs as disseminated mineralization, stock- work veins and breccias throughout the various alteration zones below the Supergene zone. Significant Cu- Mo mineralization is related to the potassically-altered breccia surrounding the core Patton Porphyry, and in the adjacent phyllically-altered host rocks of the Dawson Range Batholith. The breccias surrounding the Patton Porphyry are host to the highest Cu values on the property.

1.6	DEPOSIT TYPE

The Casino deposit is best classified as a Calc-Alkalic Porphyry type deposit associated with a tonalite intrusive stock. Primary Cu, Au and Mo mineralization was deposited from hydrothermal fluids that exploited the contact breccias and fractured wall rocks. Higher Cu-Au grades occur in the breccias and gradually decrease outwards away from the contact zone both towards the centre of the stock and outward into the granitoids and schists. A general zoning of the primary sulphides occurs, with chalcopyrite and molybdenite occurring in the central tonalite and breccias, grading outward into pyrite-dominated mineralization in the surrounding granitoids and schists. Alteration accompanying the sulphide mineralization comprises an earlier phase of potassic (K) alteration and a later overprinting of phyllic alteration. The potassic alteration typically comprises secondary biotite and K-feldspar as pervasive replacement and veins. Quartz stockwork zones and anhydrite veinlets also occur. Phyllic alteration consists of sericite and vein and replacement-style silicification.

The Casino deposit is unusual amongst Canadian porphyry copper deposits in having a well-developed enriched blanket of secondary copper mineralization similar to that found in deposits in Chile and the southwestern United States, such as the Escondida and Morenci deposits. Unlike other Canadian porphyry deposits, the Casino deposit’s enriched copper blanket was not eroded by glacial action. At Casino, weathering during the Tertiary Period leached the copper from the upper 70 m of the deposit, forming the leached cap, and re-deposited it lower in the deposit, forming the supergene enrichment zones. This created a layer-like sequence consisting of an upper leached zone up to 70 m thick, where all sulphide minerals have been oxidized and copper removed, resulting in a bleached, limonitic leached cap containing residual gold. Beneath the leached cap is a zone up to 100 m thick of secondary copper sulphide mineralization, primarily chalcocite and minor covellite, and including thin, discontinuous units of supergene copper oxide mineralization directly underlying the leached cap. The copper grades of the enriched, blanket-like zone can be up to twice that of the underlying unweathered hypogene zone of primary copper mineralization, the latter comprising pyrite, chalcopyrite and lesser molybdenite. The hypogene copper mineralization is persistent at depth, extending more than 600 m below surface, and beyond the deepest drill holes.

1.7	EXPLORATION STATUS

In 2009, Quantec Geoscience Limited of Toronto, Ontario performed Titan-24 DC/IP surveying, as well as an MT survey over the entire grid. MT surveys provide high resolution and deep penetration (to 1 km), and the Titan DC/IP survey provides reasonable depth coverage to 750 m.

In 2010, all of Pacific Sentinel’s historic drill core stored at the Casino Property was re-logged to provide data for the new lithological and alteration models.

In 2011 Western focused on geotechnical, metallurgical and baseline environmental studies, but also drilled several exploration holes, prior to changing its name to Western Copper and Gold Corp (Western), and creating its wholly owned subsidiary, Casino Mining Corporation (CMC) late that year. In 2011, the program involved 41 drill holes for a total of 3,163.26 m. In 2012, CMC continued with the geotechnical and metallurgical drilling; six holes (228.07 m) were drilled for metallurgical sampling.

During the 2019 field season, Western focused on exploration drilling for the primary purpose of updating the resource base of the Casino Project. A total of 13,594.63 m in 72 holes were drilled.

During the 2020 field season, Western completed a diamond drilling program of 12,008 m in 49 core holes. The program focused on identification of high-grade gold intercepts in the “Gold Zone,” as well as expansion of the main deposit to the north and west. Results are included in this Feasibility Study.

During the 2021 field season, a total of 6,074.97 metres in 22 core holes was completed. The assay values were not used in the determination of the updated resource described in this report. Four categories of diamond drilling were employed, as follows:

Resource Confirmation Drilling: 5 holes for 1,483 m.

Metallurgical Drilling: 3 holes for 1,001 m.

Geotechnical Drilling (Deposit area): 8 holes for 1,957 m.

Exploration Drilling: 6 holes for 1,634 m.

The 2021 program also included the drilling of seven geotechnical holes testing ground conditions at the proposed Tailings Management Facility, Heap Leach facility and Mineral Processing site. Roughly 40% of core from 1992 to 2012, all of the 2021 core, and much of the 2020 core underwent scanning by the GeologicAl instrument of Enersoft Inc.

Also in 2021, an extensive B-horizon soil sampling program covering areas north, east, and south of the Casino deposit was completed, leading to onsite identification from on-site XRF results of three targets, which were subsequently drilled. Three further geochemical targets were identified from lab assay results.

1.8	EXPLORATION PROCEDURES

Exploration on the property over its history included prospecting, geological mapping, multi-element soil geochemistry, magnetic and IP surveys, trenching and drilling. Targeting of early drilling on the Casino Deposit was based mainly on coincident Cu-Mo soil anomalies. Since 1993, with the exception of a Titan TM Survey, exploration centered on the Casino deposit comprised drilling on a grid pattern using a core drill with NQ and NTW widths, with a smaller number of holes drilled with HQ diameter core. The 2021 drilling program utilized PQ-sized coring gear for the metallurgical holes, and HTW gear for the resource confirmation, geotechnical and exploration holes. These were reduced to NTW- sized core when drilling conditions became challenging.

On the recently acquired Canadian Creek Property, exploration to 2017 comprised grid soil, ground magnetic and IP surveys to generate trenching and drilling targets. Initially the focus was to locate porphyry copper mineralization. After 2016, the focus changed to exploration for gold mineralization similar to that discovered at nearby Coffee Creek.

Soil sampling west of the Casino Deposit was done from the mid-1990s through to 2011. The soil results show a coincident Cu-Au anomaly at the 50 ppm Cu and 15 ppb Au threshold levels respectively, extending westward for approximately 3 km from the Casino Deposit. This anomaly has been tested by 16 core holes.

Ground magnetic surveys with a line spacing of 100 m were undertaken over the Canadian Creek property in 2011 and in 2017. IP surveys were carried out in 1993, 1996, 2009 and 2011. The surveys in the 1990s used a pole-dipole array with an a-spacing of 75 m and an n 1 to 4 depth profile. The 2009 survey was a pole-dipole survey using an a- spacing of 25 m and an n 1 to 6 depth profile, and the 2011 pole dipole survey used an a-spacing of 25 m and an n 1 to 8 depth profile. In general, the surveys used small “n” spacings and have a limited depth profile. The surveys identified a number of high chargeability anomalies which remain to be tested.

The 2021 B-horizon soil sampling was conducted using a 200-metre station spacing and a 200-metre line spacing, resulting in evenly spaced sample locations in all cardinal directions throughout the surveyed area.

Drilling procedures for resource confirmation and exploration holes were the same as for 2020 drilling, utilizing HTW- sized equipment. Geotechnical drilling in the deposit area utilized HTW-sized split tube (“Triple-tube”) coring steel. The metallurgical holes utilized PQ-sized equipment for a more representative sample for testing.

The 2021 program also included re-analysis of much of the historic core, as well as 2020 and 2021 core, by the heli- portable GeologicAl unit of Enersoft Inc. The unit performed hyperspectral, LiDAR, XRF and high-resolution photography on drill core. Roughly 40% of the 1992 – 2012 core, all of the 2021 and some of the 2020 core underwent analysis by the GeologicAl unit.

1.9	MINERAL RESOURCE ESTIMATE

The Mineral Resource for the Casino Project includes Mineral Resources amenable to milling and flotation concentration methods (mill material) and Mineral Resource amenable to heap-leach recovery methods (leach material). Also, the Mineral Resource is reported inclusive of the Mineral Reserve presented in the next section. Table 1-1 presents the Mineral Resource for mill material. Mill material includes the supergene oxide (SOX), supergene sulphide (SUS), and hypogene sulphide (HYP) mineral zones. Measured and Indicated Mineral Resources amount to 2.26 billion tonnes at 0.15% total copper, 0.18 g/t gold, 0.016% molybdenum, and 1.4 g/t silver and contained metal amounts to 7.45 billion pounds of copper, 12.9 million ounces gold, 791.2 million pounds of moly and 103.1 million ounces of silver. Inferred Mineral Resource is an additional 1.37 billion tonnes at 0.10% total copper, 0.14 g/t gold, 0.009% moly and 1.1 g/t silver and contained metal amounts to 3.03 billion pounds of copper, 6.1 million ounces of gold, 286.0 million pounds moly and 50.5 million ounces of silver for the Inferred Mineral Resource in mill material.

Table 1-2 presents the Mineral Resource for leach material. Leach material is oxide dominant leach cap (CAP or LC) mineralization. The emphasis of leaching is the recovery of gold in the leach cap. Copper grades in the leach cap are low, but it is expected some metal will be recovered. Measured and Indicated Mineral Resources amount to 231.7 million tonnes at 0.04% total copper, 0.25 g/t gold and 1.9 g/t silver and contained metal amounts to 196.9 million pounds of copper, 1.88 million ounces gold and 14.1 million ounces of silver. Inferred Mineral Resource is an additional 40.9 million tonnes at 0.05% total copper, 0.20 g/t gold and 1.4 g/t silver and contained metal amounts to 46.9 million pounds of copper, 270,000 ounces of gold and 1.9 million ounces of silver for the Inferred Mineral Resource in leach material.

Table 1-3 presents the Mineral Resource for combined mill and leach material for copper, gold, and silver. Measured and Indicated Mineral Resources amount to 2.49 billion tonnes at 0.14% total copper, 0.18 g/t gold, and 1.5 g/t silver. Contained metal amounts to 7.64 billion pounds copper, 14.8 million ounces gold, and 117.2 million ounces of silver for Measured and Indicated Mineral Resources. Inferred Mineral Resource is an additional 1.41 billion tonnes at 0.10% total copper, 0.14 g/t gold and 1.2 g/t silver. Contained metal amounts to 3.08 billion pounds of copper, 6.3 million ounces of gold and 52.3 million ounces of silver for the Inferred Mineral Resource. The Mineral Resource for molybdenum is as shown with mill material since it will not be recovered for leach material.

The Mineral Resources are based on a block model developed by IMC during December 2021. This updated model incorporated the 2020 Western drilling and updated geologic models.

The Measured, Indicated, and Inferred Mineral Resources reported herein are contained within a floating cone pit shell to demonstrate “reasonable prospects for eventual economic extraction” to meet the definition of Mineral Resources in NI 43-101.

Table 1-1: Mineral Resource for Mill Material at C$ 6.11 NSR Cutoff

Resource Category	Tonnes Mt	NSR (C$/t)	Copper (%)	Gold (g/t)	Moly (%)	Silver (g/t)	CuEq %	Copper (Mlbs)	Gold (Moz)	Moly (Mlbs)	Silver (Moz)
Measured	144.9	40.09	0.30	0.38	0.024	2.1	0.64	953	1.8	75.2	9.6
Indicated	2,114.2	20.34	0.14	0.16	0.015	1.4	0.29	6,493	11.1	716.0	93.5
M+I	2,259.0	21.60	0.15	0.18	0.016	1.4	0.31	7,446	12.9	791.2	103.1
Inferred	1,371.5	15.41	0.10	0.14	0.009	1.1	0.21	3,029	6.1	286.0	50.5

Table 1-2: Mineral Resource for Leach Material at C$ 6.61 NSR Cutoff

Resource Category	Tonnes Mt	NSR (C$/t)	Copper (%)	Gold (g/t)	Silver (g/t)	AuEq (g/t)	Copper (Mlbs)	Gold (Moz)	Silver (Moz)
Measured	43.3	23.79	0.05	0.44	2.7	0.47	51.5	0.62	3.7
Indicated	188.4	11.47	0.04	0.21	1.7	0.23	145.4	1.27	10.4
M+I	231.7	13.77	0.04	0.25	1.9	0.27	196.9	1.88	14.1
Inferred	40.9	11.33	0.05	0.20	1.4	0.22	46.9	0.27	1.9

Table 1-3: Mineral Resource for Copper, Gold, and Silver (Mill and Leach)

Resource Category	Tonnes Mt	NSR (C$/t)	Copper (%)	Gold (g/t)	Silver (g/t)	Copper (Mlbs)	Gold (Moz)	Silver (Moz)
Measured	188.2	36.34	0.24	0.40	2.2	1,005.0	2.4	13.3
Indicated	2,302.6	19.61	0.13	0.17	1.4	6,638.1	12.4	103.9
M+I	2,490.7	20.88	0.14	0.18	1.5	7,643.1	14.8	117.2
Inferred	1,412.5	15.30	0.10	0.14	1.2	3,075.5	6.3	52.3

Notes:

1.	The Mineral Resources have an effective date of 29 April 2022, and the estimate was prepared using the definitions in CIM Definition Standards (10 May 2014).
2.	All figures are rounded to reflect the relative accuracy of the estimate and therefore numbers may not appear to add precisely.
3.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
4.	Mineral Resources for leach material are based on prices of US$3.50/lb copper, US$1650/oz gold, and US$22/oz silver.

5.	Mineral Resources for mill material are based on prices of US$3.50/lb copper, US$1650/oz gold, US$22/oz silver, and US$12.00/lb molybdenum.
6.	Mineral Resources are based on NSR Cutoff of C$6.61/t for leach material and C$6.11/t for mill material.
7.

NSR value for leach material is as follows: NSR (C$/t) = $15.21 x copper (%) + $50.51 x gold (g/t) + $0.210 x silver (g/t), based on copper recovery of 18%, gold recovery of 80%, and silver recovery of 26%.

8.

NSR value for hypogene sulphide mill material is: NSR (C$/t) = $73.81 x copper (%) + $41.16 x gold (g/t) + $213.78 x moly (%) + $0.386 x silver (g/t), based on recoveries of 92.2% copper, 66% gold, 50% silver, and 78.6% molybdenum.

9.

NSR value for supergene (SOX and SUS) mill material is: NSR (C$/t) = $80.06 x recoverable copper (%) + $43.03 x gold (g/t) + $142.11 x moly (%) + $0.464 x silver (g/t), based on recoveries of 69% gold, 60% silver, and 52.3% molybdenum. Recoverable copper = 0.94 x (total copper – soluble copper).

10.	Table 14-6 accompanies this Mineral Resource and shows all relevant parameters.
11.

Mineral Resources are reported in relation to a conceptual constraining pit shell in order to demonstrate reasonable prospects for eventual economic extraction, as required by the definition of Mineral Resource in NI 43-101; mineralization lying outside of the pit shell is excluded from the Mineral Resource.

12.	AuEq and CuEq values are based on prices of US$3.50/lb copper, US$1650/oz gold, US$22/oz silver, and US$12.00/lb molybdenum, and account for all metal recoveries and smelting/refining charges.
13.	The Mineral Resource is reported inclusive of the Mineral Reserve.

1.10	MINERAL RESERVE ESTIMATES

Table 1-4 presents the Mineral Reserve estimate for the Casino Project. It can be seen that there are Mineral Reserves amenable to milling and Mineral Reserves amenable to heap leaching. The Proven and Probable Mineral Reserves amenable to milling amount to 1.22 billion tonnes at 0.19% total copper, 0.22 g/t gold, 0.021% molybdenum and 1.7 g/t silver. The Proven and Probable Mineral Reserve amenable to heap leaching amounts to 209.6 million tonnes at 0.26 g/t gold, 0.036% copper and 1.9 g/t silver. The effective date of this Mineral Reserve estimate is June 13, 2022. The low-grade stockpile portion of the Mineral Reserve is economic, but lower grade, material that will be stockpiled and processed at the end of open-pit operations. The Mineral Reserve estimate is also based on an exchange rate of US$0.80 = C$1.00 or if you prefer, C$1.25 = US$1.00.

The Mineral Reserve estimate is based on an open pit mine plan and mine production schedule developed by IMC. The Mineral Reserve estimate is based on commodity prices of US$3.25 per pound copper, US$1550 per ounce gold, US$12.00 per pound molybdenum and US$22.00 per ounce silver. Measured Mineral Resource in the mine production schedule was converted to Proven Mineral Reserve and Indicated Mineral Resource in the schedule was converted to Probable Mineral Reserve.

The Mineral Reserves are classified in accordance with the “CIM Definition Standards – For Mineral Resources and Mineral Reserves” adopted by the CIM Council (as amended, the “CIM Definition Standards”) in accordance with the requirements of NI 43-101. Mineral Reserve estimates reflect the reasonable expectation that all necessary permits and approvals will be obtained and maintained. The project is in a jurisdiction friendly to mining.

IMC does not believe that there are significant risks to the Mineral Reserve estimate based on metallurgical or infrastructure factors or environmental, permitting, legal, title, taxation, socio-economic, marketing, or political factors. There has been a significant amount of metallurgical testing, however recoveries lower than forecast would result in loss of revenue for the project. Other risks to the Mineral Reserve estimate are related to economic parameters such as prices lower than forecast or costs higher than the current estimates. The impact of these is modeled in the sensitivity study with the economic analysis in Section 22.

All of the mineralization comprised in the Mineral Reserve estimate with respect to the Casino Project is contained on mineral titles controlled by Western Copper and Gold.

Table 1-4: Mineral Reserve

Mineral Reserve (Milling):	Tonnes Mt	NSR (C$/t)	Tot Cu (%)	Gold (g/t)	Moly (%)	Silver (g/t)	CuEq (%)	Copper (Mlbs)	Gold (Moz)	Moly (Mlbs)	Silver (Moz)
Proven Mineral Reserve	140.1	38.50	0.31	0.39	0.024	2.1	0.67	944	1.8	74.9	9.4
Mill Ore	124.2	41.20	0.32	0.43	0.027	2.2	0.72	885	1.7	72.6	8.8
Low Grade Stockpile	16.0	17.54	0.17	0.15	0.007	1.1	0.29	59	0.1	2.3	0.6
Probable Mineral Reserve	1,076.9	23.68	0.17	0.19	0.021	1.6	0.36	4,135	6.7	497.1	55.5
Mill Ore	825.1	26.15	0.19	0.21	0.024	1.7	0.40	3,484	5.6	430.9	45.9
Low Grade Stockpile	251.9	15.57	0.12	0.14	0.012	1.2	0.24	651	1.1	66.2	9.6
Proven/Probable Reserve	1,217.1	25.38	0.19	0.22	0.021	1.7	0.40	5,079	8.5	571.9	64.9
Mill Ore	949.2	28.12	0.21	0.24	0.024	1.8	0.44	4,369	7.3	503.5	54.7
Low Grade Stockpile	267.8	15.69	0.12	0.14	0.012	1.2	0.25	710	1.2	68.5	10.2
Mineral Reserve (Heap Leach):	Tonnes Mt	NSR (C$/t)	Gold (g/t)	Tot Cu (%)	Moly (%)	Silver (g/t)	AuEq (g/t)	Gold (Moz)	Copper (Mlbs)	Moly (Mlbs)	Silver (Moz)
Proven Mineral Reserve	42.9	22.52	0.45	0.055	n.a.	2.7	0.47	0.62	51.8	n.a.	3.7
Probable Mineral Reserve	166.8	11.14	0.22	0.031	n.a.	1.8	0.23	1.17	113.5	n.a.	9.4
Proven/Probable Leach Reserve	209.6	13.47	0.26	0.036	n.a.	1.9	0.28	1.78	165.3	n.a.	13.1

Notes:

1.	The Mineral Reserve estimate has an effective date of 13 June 2022 and was prepared using the CIM Definition Standards (10 May 2014).
2.	Columns may not sum exactly due to rounding.
3.	Mineral Reserves are based on commodity prices of US$3.25/lb Cu, US$1550/oz Au, US$12.00/lb Mo, and US$22.00/oz Ag.
4.

Mineral Reserves amenable to milling are based on NSR cut-offs that vary by time period to balance mine and plant production capacities (see Section 16). They range from a low of $6.11/t to a high of $25.00/t.

5.

NSR value for supergene (SOX and SUS) mill material is NSR (C$/t) = $73.63 x recoverable copper (%) + $40.41 x gold (g/t) + $142.11 x moly (%) + 0.464 x silver (g/t), based on recoveries of 69% gold, 52.3% molybdenum and 60% silver. Recoverable copper = 0.94 x (total copper – soluble copper).

6.

NSR value for hypogene (HYP) mill material is NSR (C$/t) = $67.88 x copper (%) + $38.66 x gold (g/t) + $213.78 x moly (%) + $0.386 x silver (g/t), based on recoveries of 92.2% copper, 66% gold, 78.6% molybdenum, and 50% silver.

7.	Mineral Reserves amenable to heap leaching are based on an NSR cut-off of $6.61/t.
8.	NSR value for leach material is NSR (C$/t) = $14.05 x copper (%) + $47.44 x gold (g/t) + $0.210 x silver (g/t), based on recoveries of 18% copper, 80% gold, and 26% silver.
9.	AuEq and CuEq values are based on prices of US$ 3.25/lb Cu, US$ 1550/oz Au, US$ 12.00/lb Mo, and US$ 22.00/oz Ag, and account for all metal recoveries and smelting/refining charges.
10.	The NSR calculations also account for smelter/refinery treatment charges and payables.
11.	Table 15-2 accompanies this Mineral Reserve estimate and shows all relevant parameters.

1.11	MINING METHODS

This Feasibility Study (FS) is based on a conventional open pit mine plan. Mine operations will consist of drilling large diameter blast holes (31 cm), blasting with a bulk emulsion, and loading into large off-road trucks with cable shovels and a hydraulic shovel. Mineral reserves amenable to processing will be delivered to the primary crusher or various stockpiles. Waste rock will be placed inside the limits of the tailings management facility (TMF). There will be a fleet of track dozers, rubber-tired dozers, motor graders and water trucks to maintain the working areas of the pit, stockpiles, and haul roads.

The following general parameters guided the development of the mining plan:

•

Mill material is limited to about 1.2 billion tonnes, CMC elected to limit the capacity of the TMF to be comparable to the concept and overall physical characteristics of the TMF design favored in the Best Available Tailings Technology Study (BATT study).

•	Total mine waste to be co-disposed with tailings is limited to about 600 million tonnes,

•	Mill capacity is a nominal 120,000 tonnes per day (t/d), but actual plant throughput for the schedule is based on hardness of the various material types, and usually exceeds 120,000 t/d.

Based on the mining plan developed for this study, the commercial life of the project is 27 years after an approximate 3-year pre-production period. Total mill ore is 1.22 billion tonnes at 0.189% copper, 0.217 g/t gold, 0.0213% molybdenum, and 1.66 g/t silver. Only measured and indicated mineral resource is included in the mine production schedule and converted to proven and probable mineral reserve.

In addition to the potential mill ore, there is mineral reserve mined from the leach cap zone that is amenable to processing by crushing and heap leaching. This amounts to 209.6 million tonnes at 0.265 g/t gold, 1.95 g/t silver, and 0.036% total copper.

Total waste in the mine plan amounts to 611.3 million tonnes. The waste material by material type is as follows:

•	58.5 million tonnes of overburden.

•	144.6 million tonnes of leach cap material.

•	33.2 million tonnes of supergene oxide material.

•	125.1 million tonnes of supergene sulphide material.

•	249.8 million tonnes of hypogene material.

The overburden is placed in the overburden stockpile in Canadian Creek, north of the pit. The remaining waste is disposed in the tailing management facility in three facilities for mine waste: 1) the North Waste area which contains 248.4 million tonnes, 2) the Divider Dam which contains 134.4 million tonnes, and 3) the West Waste storage area which contains 164.6 million tonnes. About 5 million tonnes of mine waste will be used in the Starter Dam for the TMF embankment. The material will be placed by trucks and dozers.

Additional rock storage facilities during the life of the project include:

•	The heap leach pad which at the end of the project will contain 209.6 million tonnes of spent, non-reactive material, assuming all the potential leach material is processed.

•

A low-grade stockpile southeast of the pit that has the capacity for 161.8 million tonnes, and a low-grade stockpile east of the pit that contains 106.1 million tonnes, both which will be processed at the end of the mine life.

•

There will also be supergene oxide (SOX) stockpile south of the pit to store mining phase 1 SOX. It will be reclaimed during mining Years 4 through 13. The maximum size of this facility is estimated at 35.3 million tonnes. The SOX stockpile and the leach pad overlap by a small amount, but the SOX stockpile will be reclaimed before the leach pad gets to its final limits.

•

There will be two stockpiles for leach ore. Leach ore mined during preproduction, 33.3 million tonnes, will be stockpiled in a temporary stockpile west of mining phase 1, but within the final pit limits. This material will be reclaimed and processed early in Year 7 a couple of years before waste stripping commences in that area. A larger facility for leach ore storage is located east of the pit. This is expected to reach a maximum size of million tonnes during Year 11 and will be reclaimed by the end of Year 21.

1.12	METALLURGICAL TESTING

Flotation testing by ALS Metallurgy from 2008 to 2012 indicated that copper concentrate grades of 28% copper could be routinely achieved at good copper recoveries with a primary grind size of 80% passing 200 µm and a regrind of 80% passing 25 µm. Gold and silver will be recovered with the copper concentrate. Molybdenum will be recovered to a molybdenum concentrate in a separate flotation circuit.

The average metal recoveries expected from mill processing following the planned mill feed schedule are noted below:

• Copper recovery to copper concentrate, percent	86
• Gold recovery to copper concentrate, percent	67
• Silver recovery to copper concentrate, percent	53
• Molybdenum recovery to molybdenum concentrate, percent	71

Column leach test work completed in 2021 by SGS Canada on the oxide cap ore crushed to minus 3.8 cm (1.5 inch) showed that good recoveries of gold and acceptable cyanide consumptions could be obtained by integrating the cyanide heap leach with the SART process. Metallurgical results obtained in 2021 on samples tested by SGS Canada indicated that gold recovery from the heap leach could be increased by crushing the ore going to the heap leach to minus 1.9 cm (3/8 inch). Hydrodynamic characterization testing indicated that agglomeration will not be required with the finer crush size. A three-stage crushing circuit has been incorporated into this feasibility study.

The metal recoveries expected from oxide cap heap leach processing are based on:

• Gold recovery, percent	80
• Silver recovery, percent	26
• Copper recovery to SART precipitate, percent	18

1.13	RECOVERY METHODS

A mine plan was developed to supply mill ore to a conventional copper sulphide flotation plant with the capacity to process mill ore at a nominal rate of 120,000 t/d, or 43.8 million tonnes per year (Mt/y). Actual annual throughput will vary depending on the mill ore hardness encountered during the period. The mine is scheduled to operate two 12 hour shifts per day, 365 days per year.

Both sulphide copper-molybdenum mill ore and oxide gold leach ore will be processed. Copper-molybdenum mill ore will be transported from the mine to the concentrator facility and oxide gold leach ore will be transported from the mine to a crushing facility ahead of a heap leaching and gold recovery facility.

Copper-molybdenum mill ore will be processed by crushing, grinding, and flotation to produce copper and molybdenum sulphide mineral concentrates. Copper concentrate will be loaded into highway haul trucks and transported to the Port of Skagway for ocean shipment to market. Molybdenum concentrate will be bagged and loaded onto highway haul trucks for shipment to market.

Oxide gold ore will be crushed and leached with an aqueous leach solution. Gold in the enriched (or pregnant) leach solution will be recovered using carbon absorption technology to produce gold doré bars. The enriched leach solution will also be treated to recover copper and cyanide and produce a copper sulphide precipitate. The copper sulphide precipitate will be bagged and loaded onto highway haul trucks for shipment to market. Recovery methods are discussed more in depth in Section 17.

1.14	INFRASTRUCTURE

1.14.1	Access

The region is serviced by paved all-weather roads connecting the towns of Carmacks and Whitehorse in the Yukon with the Port of Skagway Alaska. With the completion of the 132 km Casino access road, the project will have an all- weather access route through Carmacks to Whitehorse (approx. 380 km) and to the Port of Skagway (550 km). The Port of Skagway has existing facilities to store and load-out concentrates as well as facilities to receive bulk commodity shipments, fuels, and connection to the Alaska Marine Highway. The Port of Skagway is developing plans to expand these facilities to better serve the expanding mining activity in the Yukon and Alaska.

The City of Whitehorse is the government, financial and commercial hub of the Yukon with numerous business and service entities to support the project and represents a major resource to staff the project. Whitehorse has an international airport and provides commercial passenger and freight services for the region.

A new airstrip will be constructed at the mine to accommodate appropriately sized aircraft. The existing airstrip will be razed in preparation for grading for process facilities.

1.14.2	Water

The main fresh water supply will be supplied from the Yukon River. The water will be collected in a riverbank caisson and radial well system (Ranney Well) and pumped through an above-ground insulated 762 mm (30”) diameter by 17.4 km long pipeline with four pump stations to the 22,000 m3 capacity freshwater pond near the concentrator. The design capacity of the freshwater collection and transfer system will be 2,500 m3/hr with a maximum of 3,650 m3/hr with all pumps running.

1.14.3	LNG Receiving, Storage and Distribution Facilities

LNG will be transported to the site from Fort Nelson, British Columbia via tanker trucks and stored on-site in a large 10,000 m3 site-fabricated storage tank to provide fuel for the power plant. An LNG receiving station is provided to unload the LNG tankers and transfer the LNG into the storage facility. An LNG vaporization facility is provided to convert the LNG into gas at a suitable supply pressure to operate the power generation equipment.

1.14.4	Power Generation

Electrical power generation for the Project will be developed in two phases. An initial power plant designated the Supplementary Power Plant will be constructed in the vicinity of the main workforce housing complex to provide power to the camp, for construction activities, and to oxide crushing, conveying and heap leach facilities that go into operation before the main power plant is operational.

The Supplementary Power Plant will consist of three 2,250-kilowatt (kW) diesel internal combustion engines (ICE). Two of the generators will remain at the Workforce Housing complex and the third will be relocated to the Sand Cyclone (Area 640) facility to provide standby/emergency power to this area after the concentrator start-up.

A Main Power Plant will be constructed at the Casino main mill and concentrator complex to supply the electrical energy required for operations throughout the mine site. The primary electrical power generation will be provided by three Gas Turbine driven generators (two Single Fuel Gas Turbines, one Dual Fuel Gas Turbine) and a steam generator, operating in combined cycle mode (CCGT) with a total installed capacity of approximately 200 megawatts (MW). The nominal running load to the mine and concentrator complex is about 130 MW. Three diesel ICE driven generators will provide another 6.75 MW of power for black start capability, emergency power, and to complement the gas turbine generation when required. The gas turbines will be fueled by natural gas (supplied as liquefied natural gas, or LNG). One of the three will have Dual Fuel capabilities - LNG and Diesel.

1.14.5	Power Distribution

The 34.5 kV distribution systems will radiate from a 34.5 kV switchgear line-up with feeders to the SAG mill, Ball Mill No. #1, Ball Mill No. #2, and feeders to the mill and flotation areas in cable tray using insulated copper conductors. Overhead line feeder circuits with aluminum conductor steel reinforced (ACSR) will be provided for the tailings reclaim water, fresh water from the Yukon River, crushing/conveying and SART/ADR, camp site and two feeders to the pit loop.

Electric power utilization voltages will be 4,160 volts for motors 300 horsepower (hp) and above, 575 volts for three- phase motors 250 hp and below. For lighting, small loads and building services 600/347 or 208/120 volts will be the utilization voltage.

1.14.6	Tailings Management Facility

A single Tailings Management Facility (TMF) will be constructed south of the open pit for storage of tailings and potentially reactive waste rock generated from mining. The TMF will store approximately 805 Mt of tailings and 615 Mt of potentially reactive waste rock and overburden materials. The TMF embankments will be constructed using a combination of local borrow and cyclone underflow sand produced from Non-Acid Generating (NAG) tailings. A total of approximately 491 Mt of NAG tailings will be used for dam construction. The TMF will be constructed with centerline raises of the dam, to a final crest elevation of El. 1000 m. See Figure 18-6 that provides a schematic of the dam dimensions.

1.14.7	Heap Leach Facility

A Heap Leach Facility (HLF) will be constructed on a southeast facing hill-slope, approximately one kilometer south of the Open Pit. The HLF operations will commence during pre-production stripping of the Open Pit. The HLF has a design capacity of 210 million tonnes (Mt) of leach cap material. The heap leach pad will be stacked with ore and leached from Year -2 through Year 22 of mine operations. The ore will be stacked at a nominal rate of approximately 9.1 Mt per year.

The ore will be stacked on a prepared pad, with a composite liner system to maximize leachate collection and minimize seepage losses. A double composite liner system will be constructed within the lower portion of the HLF and this area will function as an in-heap water management pond. The double liner system will include a leak detection and recovery system (LDRS) to intercept and collect potential leakage through the upper liner. The in-heap water management pond area will be impounded by a confining embankment, constructed from mine waste rock material.

The HLF will be developed in stages by loading in successive lifts, upslope from the base platform developed within the in-heap water management pond area, behind the confining embankment. The HLF will be developed by stacking ore in eight-meter lifts to establish a final overall slope of 2.5H:1V. Intermittent wider benches will be constructed to limit the vertical height of the HLF to a maximum of approximately 120 m.

1.15	CAPITAL COSTS

Total initial capital investment in the Project is estimated to be $3.62 billion, which represents the total direct and indirect cost for the complete development of the Project, including associated infrastructure and power plant. Table 1-5 shows how the initial capital is distributed between the various components, including $751 million for sustaining costs.

Table 1-5: Capital Cost Summary

Cost Item	Total (C$M)
Process Plant and Infrastructure
Project Directs including freight	2,116
Project Indirects	431
Contingency	369
Subtotal	2,916
Mining
Mine Equipment	433
Mine Preproduction	228
Subtotal	661
Owner’s Costs	41

Total Initial Capital Costs	3,617
Sustaining Capital	751

Total Life of Mine Capital Costs	4,369

1.16	OPERATING COSTS

Operating costs for the milling operation were calculated per tonne of ore processed through the mill over the life of mine as shown in Table 1-6.

Table 1-6: Mill Operating Costs Per Tonne

Category	LOM (C$/t)
Milling	$6.42
General & Administrative	$0.46

Total	$6.88

Heap leach operating costs were calculated per tonne of ore processed through the heap leach over the life of the heap leach as shown in Table 1-7.

Table 1-7: Heap Leach Operating Costs

Category	LOM (C$/t)
Heap Leach Operation	$1.93
ADR/SART	$4.80

Total	$6.73

Mining costs were calculated to average $2.30 per tonne of material moved and $3.65 per tonne of ore.

Table 1-8: Mining Operating Costs

Category	(C$/t)
Cost per tonne material (material moved)	$2.30
Cost per tonne mill feed (mill + heap material)	$3.65
Cost per tonne mill feed	$4.28

The combined mining and milling costs are $11.16 per tonne ore milled for the life of mine, which compares favorably to the life-of-mine net smelter return of $29.08 per tonne at Base Case metal prices.

1.17	ECONOMICS

This economic analysis is based on proven and probable mineral reserves. The Study indicates that the potential economic returns from the Project justify its further development and securing the required permits and licenses for operation. The financial results of the Study were developed under commodity prices that were based on analyst projections of long-term metal prices and C$:US$ exchange rate (“Base Case” prices). Note that an exchange rate of C$:US$ of 0.80 was used for the capital cost estimation for all metal price scenarios. Table 1-9 summarizes the financial results:

Table 1-9: Financial Results Summary

Category and Units	Base Case
Copper (US$/lb)	US$	3.60
Molybdenum (US$/lb)	US$	14.00
Gold (US$/oz)	US$	1,700
Silver (US$/oz)	US$	22.00
Exchange Rate (C$:US$)		0.80
NPV pre-tax (5% discount, C$M)		$5,768
NPV pre-tax (8% discount, C$M)		$3,473
IRR pre-tax (100% equity)		21.2%
NPV after-tax (5% discount, C$M)		$4,059
NPV after-tax (8% discount, C$M)		$2,334
IRR after-tax (100% equity)		18.1%
LOM pre-tax free cash flow (C$M)		$13,713
LOM after-tax free cash flow (C$M)		$10,019
Payback period (years)		3.3
Net Smelter Return (C$/t milled)		$29.08
Copper Cash Cost* (C$/lb)		($1.00)

*	C1 cash costs, net of by-product credits.

The financial results of the Study are significantly influenced by copper and gold prices, as shown in Table 1-10.

Table 1-10: Copper and Gold Price Sensitivity

Copper Price (US$/lb)*	$3.00	$3.50	$3.60	$4.00	$4.50	$5.00
NPV pre-tax (8%) (C$ 000s)	$2,547,382	$3,318,938	$3,473,249	$4,090,494	$4,862,051	$5,633,607
NPV after-tax (8%) (C$ 000s)	$1,654,597	$2,221,387	$2,334,396	$2,786,432	$3,351,478	$3,916,523
IRR pre-tax	18.2%	20.7%	21.2%	23.0%	25.3%	27.4%
IRR after-tax	15.5%	17.7%	18.1%	19.7%	21.6%	23.5%
Payback (years)	3.8	3.4	3.3	3.0	2.8	2.6
Gold Price (US$/oz)*	$1,300	$1,500	$1,700	$1,850	$2,050	$2,200
NPV pre-tax (8%) (C$ 000s)	$2,411,886	$2,942,568	$3,473,249	$3,871,260	$4,401,942	$4,799,953
NPV after-tax (8%) (C$ 000s)	$1,551,049	$1,944,312	$2,334,396	$2,626,958	$3,017,042	$3,309,604
IRR pre-tax	17.5%	19.4%	21.2%	22.5%	24.2%	25.5%
IRR after-tax	14.9%	16.5%	18.1%	19.2%	20.7%	21.8%
Payback (years)	4.0	3.6	3.3	3.1	2.9	2.8

1.18	ADJACENT PROPERTIES

Several quartz mineral claim blocks and placer claims registered to other owners are staked adjacent to and in the general vicinity of CMC’s claim block. Some of the placer claims on Canadian and Britannia Creeks overlap the Casino claims in the area of the pit. These placer claims along the upper part of Canadian creek are located within the projected pit shell and are worked by their owners on a seasonal basis with small heavy equipment. The northwestern boundary of the Casino property adjoins the Coffee Creek project of Newmont Mining. The property hosts a structurally controlled gold deposit in metamorphic rocks of the Yukon Tanana terrane and granitoids of mid Cretaceous age. The mineralization is associated with quartz carbonate and illite alteration and is best described as an orogenic deposit. The project is at a pre-feasibility stage of development.

The northeastern boundary of the Casino property abuts the “Betty and Hayes” property held by White Gold Corp. This property abuts the northern boundary of the narrow eastern extension of the Casino property. At this time, the property has undergone fairly early stages of exploration for similar orogenic-style gold mineralization to that within the Coffee Creek property.

Part of the eastern extension is also directly surrounded by the Idaho claim block held by Atac Resources Ltd.

1.19	CONCLUSIONS AND RECOMMENDATIONS

The economic results of the Study demonstrate that the project has positive economics and warrants development. Standard industry practices, equipment and processes were used in this study. The project is based on conventional open pit mining and typical, well understood, processing methods. The authors of this report are not aware of any unusual or significant risks, or uncertainties that could affect the reliability or confidence in the project based on the data and information made available.

Based on the results of this study, it is recommended that the project advance into the execution planning phase and an application for environmental assessment under the Yukon Environmental and Socioeconomic Assessment Act be prepared to continue the permitting process.

The 2019, 2020, and 2021 programs comprised 39,372.91 m of diamond drilling on the Casino and Canadian Creek properties, effectively delineating the extent of the Casino deposit. The 2020 program results indicate the previously identified Canadian zone does not have significant mineral potential, and that there are no discrete “Gold” and “North Porphyry” zones. Results of drilling, inclusive of 2020, indicate the presence of a “Deposit Core” of higher-grade material in the east-central deposit area, both within the leached cap and underlying sulphide mineralized zones.

The 2021 drilling included several holes east of, and topographically lower than, Patton Hill. One of these returned a high-grade interval that coincides with the surface trace of the Casino fault, indicating the fault trace may represent a target for higher-grade mineralization. Farther east, one exploration hole revealed an interval having geochemical signatures, including anomalous Au-Ag values, indicative of “Bonanza-style” veining, although of lower grades than typical Bonanza-style zones. The 2021 drilling results are not incorporated into this feasibility study.

The 2021 soil sampling program identified three anomalies (A through C) from on-site XRF analysis. Three more anomalies (D, E and F) were identified from lab analysis. Of these, Anomaly F has a geochemical signature most indicative of porphyry-style Cu-Mo-Ag-Au mineralization.

The remaining undrilled exploration holes proposed for 2021 are recommended to undergo drill testing, as well as further drilling along the trace of the Casino Fault, particularly to the southeast. Additional drill holes targeting the surface strike projection of the “Bonanza” zone farther east are also recommended. Detailed B-horizon soil sampling, at a 100-metre line spacing and 50-metre station spacing, are recommended for soil anomalies D, E and F.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Western Copper and Gold Corporation (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director or alternate director and his or her heirs and personal or other legal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with our directors and officers.

Pursuant to our articles, the failure of a director, alternate director or officer to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of our company, or

•

at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a corporation or a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual Information Form for the year ended December 31, 2021, excluding the technical report entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Preliminary Economic Assessment, Yukon, Canada” dated effective June 22, 2021 and issued on August 2, 2021 (incorporated by reference to Exhibit 99.1 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 25, 2022) (File No. 001-35075).

4.2	Audited Consolidated Financial Statements as at and for the years ended December 31, 2021 and 2020, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 99.3 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 25, 2022) (File No. 001-35075).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2021 (incorporated by reference to Exhibit 99.2 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on March 25, 2022) (File No. 001-35075).

4.4	Management Information Circular, dated as of May 5, 2022, prepared in connection with the annual general meeting of shareholders held on June 27, 2022 (incorporated by reference to Exhibit 99.2 to the registrant’s Report on Form 6-K filed with the Commission on May 12, 2022) (File No. 001-35075).

4.5	Unaudited Condensed Interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022 and 2021, together with the notes thereto (incorporated by reference to Exhibit 99.1 of the registrant’s Report on Form 6-K filed with the Commission on November 4, 2022) (File No. 001-35075).

4.6	Management’s Discussion and Analysis for the three and nine months ended September 30, 2022 (incorporated by reference to Exhibit 99.2 to the registrant’s Report on Form 6-K filed with the Commission on November 4, 2022) (File No. 001-35075).

4.7	Technical Report with an effective date of June 13, 2022 and an issue date of August 8, 2022 entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Feasibility Study, Yukon, Canada” prepared by Daniel Roth, P.E., P.Eng., Michael G. Hester, FAusIMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E., and Scott Weston, P.Geo. (incorporated by reference to Exhibit 99.1 to the registrant’s Report on Form 6-K containing such document, filed with the Commission on August 9, 2022) (File No. 001-35075).

5.1	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Daniel Roth, P.E., P.Eng.

5.3*	Consent of Michael G. Hester, FAusIMM.

5.4*	Consent of John M. Marek, P.E.

5.5*	Consent of Laurie M. Tahija, MMSA-QP.

5.6*	Consent of Carl Schulze, P.Geo.

5.7*	Consent of Daniel Friedman, P.Eng.

5.8*	Consent of Patrick W. Dugan, P.E.

5.9*	Consent of Scott Weston, P.Geo.

5.10	Consent of Cassels Brock & Blackwell LLP

6.1*	Powers of Attorney.

107*	Filing Fee Calculation Table.

* Previously filed

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Western Copper and Gold Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Western Copper and Gold Corporation has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Western Copper and Gold Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Western Copper and Gold Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on November 28, 2022.

WESTERN COPPER AND GOLD CORPORATION

By:	/s/ Varun Prasad
Name: Varun Prasad
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on November 28, 2022.

Signature	Title

/s/ Paul West-Sells Paul West-Sells	President and Chief Executive Officer (Principal Executive Officer)

/s/ Varun Prasad Varun Prasad	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Kenneth Williamson	Director and Interim Chairman

Signature	Title

* Michael Vitton	Director

* Klaus Zeitler	Director

* Tara Christie	Director

* Bill Williams	Director

*By: /s/ Varun Prasad Name : Varun Prasad Title: Attorney-in-fact	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amendment to the Registration Statement, solely in its capacity as the duly authorized representative of Western Copper and Gold Corporation in the United States, on November 28, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director